Exhibit 10.2

LEASE EXTENSION AND MODIFICATION AGREEMENT

LANDLORD:                  Alexander Road at Davanne, LLC and Alexander 400, LLC

TENANT:                  UroGen Pharma, Inc.

DEMISED                  20,913 square feet on the 4th Floor

PREMISES:                  400 Alexander Road, West Windsor, NJ

DATE:                           June 8, 2022

WHEREAS, Landlord and Tenant, entered into a Lease Agreement dated as of October 31, 2019 that is set to expire on January 31, 2023, and Tenant is in possession of the Demised Premises described above; and

WHEREAS, Tenant did not exercise its 1st Renewal Option pursuant to Section 43 of the Lease and therefore does not have any further renewal options in the Lease Agreement, except as otherwise expressly set forth in this Lease Extension and Modification Agreement; and

WHEREAS, Tenant and Landlord would like to extend the lease pursuant to the terms below.

NOW, THEREFORE, for and in consideration of the terms, covenants, conditions and representations hereinafter set forth, and upon the mutual exchange of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

To the extent not modified herein, all terms and conditions of the Lease Agreement shall remain in full force and effect and shall continue to govern this tenancy. Terms not otherwise defined herein shall have the same meaning as set forth in the Lease Agreement.

2.

The Lease Agreement is scheduled to expire on January 31, 2023. Landlord and Tenant hereby agree that the Lease Term shall be extended for a period of three (3) years commencing February 1, 2023 and ending on January 31, 2026.

3.	The Base Rent for the Lease Term shall be as follows:

Lease Term	Annual Base Rent	Monthly Base Rent
2/1/2023 - 1/31/2024	$564,651.00 per annum ($27.00/psf )	$ 47,054.25 per month
2/1/2024 - 1/31/2025	$575,107.50 per annum ($27.50/psf )	$ 47,925.63 per month
2/1/2025 – 1/31/2026	$585,564.00 per annum ($28.00/psf)	$ 48,797.00 per month

4.

Beginning January 1, 2023, Article 5(b) of the Lease Agreement shall be amended so that Base Taxes shall be defined as the real estate taxes for calendar year 2023 (not 2019) and the Base Year for Operating Expenses shall be defined as calendar year 2023.

5.	Landlord shall repair all potholes, and resurface and restripe the parking lot prior to August 31, 2022, and shall thereafter continue to maintain the parking lot in good condition.

6.

(a)Landlord hereby grants Tenant a right of first refusal (the “Right of First Refusal”) for the 2,462 square foot space on the First Floor of the Building as shown on Exhibit A annexed hereto and made a part hereof (the “ROFR Space”), subject to the rights of other tenants under other leases signed before the date of this Lease Extension and Modification Agreement. Landlord confirms that there are currently no such rights other than Maselli Warren. In the event that Landlord shall receive a bona fide written offer (an "Offer") executed by a third party to lease the first ROFR Space containing terms which are acceptable to Landlord in its sole discretion, then Tenant shall have the “Right of First Refusal, subject to the provisions of this Article, to lease the ROFR Space on the terms and conditions set forth in the Offer; provided, however, that if the lease term for the ROFR Space as set forth in the Offer is less than the then remaining Term of the Lease and any applicable Renewal Term at the time a Landlord’s ROFR Notice (hereinafter defined) is sent to Tenant, then Tenant may elect in the Tenant’s ROFR Notice (hereinafter defined) to either (x) have the lease term for the ROFR Space be the same lease term as is set forth in the Offer or (y) have the lease term for the ROFR Space run and expire coterminous with the expiration of the remaining Term of this Lease, in which event the Fixed Rent payable for the ROFR Space for the period from the end of the lease term for the ROFR Space as is set forth in the Offer until the end of the then remaining Term of this Lease shall be equal to 100% of the Fair Market Rent applicable to the ROFR Space which shall be determined in accordance with the parameters set forth in set forth in Section 43 of the Lease. Within ten (10) calendar days after Landlord’s receipt of said Offer, Landlord shall deliver to Tenant a notice (the “Landlord’s ROFR Notice”) advising Tenant of the availability for lease of the ROFR Space and of all the material business terms and conditions contained in the Offer. Within seven (7) calendar days after Tenant’s receipt of a Landlord’s ROFR Notice Tenant shall advise the Landlord in writing (the “Tenant’s ROFR Notice”) whether Tenant exercises its right to lease the ROFR Space on the terms and conditions set forth in the Landlord’s ROFR Notice, whereupon receipt by Landlord of the Tenant’s ROFR Notice, the ROFR Space shall be deemed to have been leased by Tenant upon the date vacant, broom-clean possession of the ROFR Space is delivered by Landlord to Tenant. The leasing of the ROFR Space shall be upon all of the business terms and conditions set forth in Landlord’s ROFR Notice (except as may be otherwise expressly provided in this Article), which shall be based on the terms and conditions set forth in the Offer, and shall include the Fixed Base Rent and Additional Rent payable for the ROFR Space. The calculation of the ROFR Space term and Tenant’s Percentage for payment of increases in Operating Expenses and Real Estate Taxes, and the determination of the Base Year for the applicable ROFR Space shall be as set forth in the Offer.

(b)

If Tenant shall decline or fail to exercise the Right of First Refusal for the ROFR Space once offered by Landlord to Tenant, then Landlord shall be free to lease the ROFR Space to the third party who made such Offer, or to any other third party, on terms substantially comparable to those set forth in the Offer provided, however, if Landlord revises the Offer to the third party who made such Offer, or offers the ROFR Space to any other third party, in either event for a Fixed Base Rent and Additional Rent for increases in Operating Expenses and Real Estate Taxes (“Escalation Rent”) which, on a net effective basis (that is, by taking into account any tenant improvement allowances, construction allowances or any rental concessions or other inducements being offered to such third party) is less than 95% of the Fixed Base Rent and Escalation Rent originally set forth in the Offer, then Landlord shall give the Tenant written notice (the “Re-Offer Landlord’s ROFR Notice”) of the revised terms pursuant to which Landlord intends to lease the ROFR Space to the third party pursuant to this Subparagraph (b). Within seven (7) days of receipt of the Re-Offer Landlord’s ROFR Notice Tenant shall advise the Landlord in writing whether Tenant wishes to exercise its right to lease the ROFR Space subject to the terms and conditions of the Re-Offer Landlord’s ROFR Notice, including, without limitation, the Fixed Rental and Escalation Rental set forth in the Re-Offer Landlord’s ROFR Notice. In the event Tenant fails or declines to timely exercise its right to lease the ROFR Space as provided in the preceding sentence, Landlord may lease the ROFR Space (or any portion thereof) to any third party in accordance with this Subparagraph (b) free and clear of any rights of Tenant thereunder and Landlord may grant lease renewal options to such person or entity which by their terms and as herein provided shall be superior in priority to any Right of First Refusal granted to Tenant hereunder and by granting any space options (i.e., rights of first offer, rights of first refusal or expansion options) for the ROFR Space to such person or entity. In the event Landlord shall not lease the ROFR Space to a third party as provided in this Subparagraph (b), then Tenant shall retain its Right of First Refusal with respect to the ROFR Space in accordance with the terms and conditions of this Article, and the provisions of this Article shall continue to apply.

(c)

Within fifteen (15) days after the date on which the ROFR Space becomes a part of the Demised Premises, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the ROFR Space in the Demised Premises and the Fixed Base Rent and Additional Rent payable for the ROFR Space by executing an instrument reasonably satisfactory to Landlord and Tenant; provided that that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the ROFR Space in the Demised Premises and Tenant’s obligations to pay Fixed Base Rent and Additional Rent payable for the ROFR Space and to perform its obligations and covenants hereunder in accordance with this Article.

7.

Tenant acknowledges that it has recognized Avison Young - New York LLC (“Broker”) as its sole and exclusive broker in connection with the negotiation of this Lease Extension and Modification Agreement. Landlord agrees it shall pay Broker a fee calculated on the Base Rent shown in Section 3 above pursuant to a separate agreement between the Landlord and Broker.

8.

Landlord hereby grants to Tenant the option (the “Renewal Option”) to renew the Term of the Lease for one (1) additional period of three (3) years (“Renewal Period”) to commence on February 1, 2026 end on January 31, 2029, and otherwise on the same terms and conditions as set forth in Section 43 of the Lease. Tenant does not have any other renewal options beyond this Renewal Option.

9.	Landlord and Tenant agree and acknowledge that:
(a)	This Lease Extension and Modification Agreement has been freely negotiated by Landlord and Tenant; and
(b)

In the event of any ambiguity, controversy, dispute or disagreement over the interpretation, validity or enforceability of this Lease Extension and Modification Agreement or any of its covenants, terms or conditions, no inference, presumption or conclusion whatsoever shall be drawn against Landlord by virtue of Landlord's having drafted it.

(c)	In the event of any inconsistency between this Lease Extension and Modification Agreement and the Lease Agreement, this Lease Extension and Modification Agreement shall govern.
(d)	This Lease Extension and Modification Agreement shall not be binding on either party until it has been executed and delivered by both the Landlord and Tenant.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto are executing this Lease Extension and Modification Agreement as of the date first written above.

LANDLORD:                                                     LANDLORD:

Alexander Road at Davanne, LLC                      Alexander 400, LLC

By: _/s/ Jeff Mandelbaum________                   By: _/s/ Jeff Mandelbaum______

Name: Jeff Mandelbaum                                     Name: Jeff Mandelbaum

TENANT:

                                                                 UroGen Pharma, Inc.

                                                                 By: _/s/ Don Kim_____________

                                                                 Name: Don Kim